UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of Earliest Event Reported): October 14, 2011

RBS GLOBAL, INC.	REXNORD LLC
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

Delaware	Delaware
(State of Incorporation or Organization)	(State of Incorporation or Organization)

333-102428-08	033-25967-01
(Commission File Numbers)	(Commission File Numbers)
01-0752045	04-3722228
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

4701 West Greenfield Avenue Milwaukee, Wisconsin	53214
(Address of Principal Executive Offices)	(ZIP Code)
(414) 643-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 10, 2011, RBS Global, Inc. and Rexnord LLC (collectively, the “Company”) completed its previously announced acquisition of 100% of the outstanding stock of VAG Holding GmbH (“VAG”) for an aggregate purchase price of approximately €175 million, net of cash acquired and excluding transaction costs. The purchase price included a cash payment to the selling shareholders at closing plus the assumption or extinguishment of certain indebtedness outstanding as of the closing date. The transaction was funded through the Company's available liquidity.

VAG is a global leader in engineered valve solutions across a broad range of applications, including water distribution, wastewater treatment, dams and hydropower generation as well as various other industrial applications. This acquisition is complementary to Rexnord's existing Water Management platform and allows Rexnord to further expand into key markets outside of North America.

VAG employs approximately 1,200 associates world-wide and reported net sales of approximately €140 million for the twelve months ended August 31, 2011. Headquartered in Mannheim, Germany, VAG operates three other principal manufacturing operations in Hodonin, Czech Republic, Secunderabad, India and Taicang, China as well as sales offices in eighteen countries to service its global customer base.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Co-Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 14th day of October 2011.

REXNORD LLC

BY:	/S/ MICHAEL H. SHAPIRO
Michael H. Shapiro
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Co-Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 14th day of October 2011.

RBS GLOBAL, INC.

BY:	/S/ MICHAEL H. SHAPIRO
Michael H. Shapiro
Vice President and Chief Financial Officer